May 9, 2022

Elias Zerhouni, M.D.
2200 N. Ocean Blvd. Unit S2004
Fort Lauderdale, FL 33305

Sent via email: eliaszerhouni1@gmail.com

Dear Elias,

On behalf of OPKO Health, Inc. (the "Company"), it is my pleasure to extend to you an offer of employment with the Company upon the terms and conditions set forth in this letter agreement. Your expected employment start date will be May 10, 2022. Our offer includes the following:
1.    Position. You will serve the Company as its President and you will have responsibilities and obligations which are commensurate with this position. You will report to the Company’s Chairman and Chief Executive Officer.

2.    Salary and Annual Incentives. Your base salary will be paid at a bi-weekly rate of approximately $34,615.38, which is equivalent to $900,000 annually, payable in accordance with the Company’s prevailing payroll practices. This amount will be subject to adjustment pursuant to OPKO’s employee compensation policies in effect from time to time. You will also be eligible for annual cash incentives based upon the achievement of annual performance goals and criterial established from time to time by the Company. These criteria include, without limitation, your accomplishments against set objectives, the Company’s success and your general contributions to the Company’s success, the general fiscal position of the Company, and other factors deemed appropriate by the Company’s senior management and Compensation Committee of the Company. Your target cash bonus will be no less than 50% of your base salary. Any bonus paid for a period of time which is less than 12 months will be paid pro rata for such time period and, subject to Section 7 with respect to termination without “Cause”, you must be an employee in good standing at the end of the year to which the bonus applies. Any bonus, if paid, will be paid after the end of the performance year.

3.    Stock Options. You will be eligible for consideration for annual grants of stock-based incentives under the OPKO Health, Inc. 2016 Equity Incentive Plan (the “Equity Plan”). Currently, annual grants of the Company’s stock options vest in equal installments over four years. The specific terms and conditions of your grants will be provided at the time the grants are made to you.
4.    Benefits. You will be entitled to participate in such benefit programs as are generally made available to other executives of the Company, which shall include medical, dental, short term disability, long term disability, life insurance, and 401(k) retirement plan.
5.    Vacation. You will be entitled to accrue paid vacation at a rate equivalent to four (4) weeks each year. Sick days and other holidays will be granted in accordance with the Company’s then prevailing policies to be established from time to time for employees.
6.    Proprietary Information and Inventions Agreement. You will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement. You are also asked to not bring with you any confidential materials from other sources.
7.    Termination without Cause and Resignation for Good Reason. The Company may terminate your employment hereunder without “Cause.” If your employment is terminated by the Company without “Cause” or you terminate your employment with the Company for “Good Reason,” the Company shall pay you all amounts accrued but unpaid as of the effective date of such termination. In addition, you shall continue to receive your then applicable base salary and benefits for twelve (12) months thereafter (the “Severance Period”). Any outstanding equity awards granted to you which would have vested during the
OPKO Health, Inc. | 4400 Biscayne Boulevard, Miami, FL 33137 | Fax: 305.575.4140 | www.opko.com

Severance Period shall vest automatically upon such termination and all vested equity awards shall be exercisable in accordance with the terms of the Equity Plan and as determined by the Compensation Committee of the Board of Directors of the Company. All other unvested equity awards shall be forfeited. In order to receive the severance payments set forth in this Section 7, you will be required to enter into the attached severance agreement.
As used herein, “Good Reason” shall mean (i) any action by the Company which results in any reduction of more than 10% in your salary and/or target bonus, (ii) any material diminution of your reporting requirements (iii) any action by the Company which results in a material diminution in your position, authority, duties or responsibilities contemplated by this offer letter, or (iv) any material breach by the Company of its obligations under this offer letter.
If you elect to terminate your employment for Good Reason, you shall first give the Company written notice thereof and a period of thirty (30) days (the “Good Reason Notice Period”) from the date of such notice to cure such breach. If such breach is not cured by the Company by the end of the Good Reason Notice Period with such cure being communicated to you in writing, such termination shall be effective upon the first day after the expiration of the Good Reason Notice Period.
8.    Termination for Cause. The Company shall be permitted to terminate your employment hereunder for Cause (as defined below). In the event of such termination, your compensation and benefits shall cease as of the effective date of termination and the Company shall pay you all amounts accrued but unpaid as of the date of such termination. The Company shall not thereafter be obligated to make any further payments to you. In addition all outstanding equity awards granted to you, vested or unvested, shall immediately be terminated.
As used herein, “Cause” shall mean (i) your commission of fraud in connection with your employment or intentional theft, misappropriation or embezzlement of the Company’s funds; (ii) your conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is the punishment; (iii) your material breach of your obligations under this offer letter; (iv) your willful violation of any express valid and legal direction or requirement established by the Chief Executive Officer or Board of Directors; (v) your willful failure to perform your duties hereunder which is materially detrimental to the Company; (vi) your use of alcohol or other drugs which materially interferes with the performance of your duties; or (vii) the conviction of or your entering of a guilty plea or plea of no contest with respect to the use of any illegal drugs or narcotics.
If the Company elects to terminate your employment for Cause pursuant to clauses (iii), (iv), (v) or (vi) of the definition of “Cause”, the Company shall first give you written notice thereof, including a description of the evidence upon which the Company has relied to support such finding and, a period of thirty (30) days from the date of such notice to cure the action or inaction giving rise to the written notice.
9.    Disability. If you are incapacitated by accident, sickness or otherwise so as to render you, for any period equal to the greater of (i) 60 or more days during any consecutive twelve-month period; or (ii) the amount of time after which you are deemed disabled under the Company’s disability policy, mentally or physically incapable of performing the services required of you under this offer letter, the Company may terminate your employment immediately following such 60-day period by giving you written notice specifying the effective date of termination. In the event of such a termination, the Company shall pay to you all amounts accrued but unpaid under this offer letter as of the effective date of your termination and thereafter shall not have any further obligation or liability under this offer letter. In addition, all restricted shares, options and other securities shall remain outstanding subject to the terms of the applicable equity agreement and equity plan, except that all vested equity awards shall be exercisable by you for a period of one (1) year following termination pursuant to this Section 9, and all unvested equity awards shall terminate.
10.    Death. Your employment with the Company shall automatically terminate in the event of your death. In the event of such a termination, the Company shall pay to your estate or legal representative all amounts accrued but unpaid under this offer letter as of the effective date of your termination and thereafter shall not have any further obligation or liability under this offer letter. In addition, all restricted shares, options and other securities shall remain outstanding subject to their terms, except that all vested equity awards shall be exercisable by the executors or administrators of your estate or by your beneficiaries for a period of one (1) year following termination pursuant to this Section 10, and all unvested equity awards shall terminate.
OPKO Health, Inc. | 4400 Biscayne Boulevard, Miami, FL 33137 | Fax: 305.575.4140 | www.opko.com

11.    Restrictive Covenants.
a.    Non-competition. During the term of your employment with the Company and for twelve months following your termination for any reason (the “Restricted Period”), you agree that you shall not engage or participate, directly or indirectly, in any business which is, or as a result of your engagement or participation would become, competitive (i) with any aspect of the business of the Company or its subsidiaries and (ii) with any specific applications or technologies in which the Company has initiated significant plans to develop, provided that you have actual knowledge of such aspect or applications or technologies (collectively, (i) and (ii), the “Competing Business”). During the Restricted Period, you agree not to become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such Competing Business (other than ownership of 5% or less of the outstanding securities of any company).

b.    Non-solicitation of Business. During the Restricted Period, you shall not directly or indirectly solicit or attempt to solicit the business of any customer of the Company or its subsidiaries about which you acquired knowledge and/or with which you had direct contact during the one-year period prior to the termination of your employment relationship with the Company for any purpose, other than to obtain, maintain and/or service the customer’s business for the Company and its subsidiaries.

c.    Non-solicitation of Employees. During the Restricted Period, you agree not to, directly or indirectly, recruit or solicit or attempt to recruit or solicit, or hire or engage, any employee or contractor of the Company or its subsidiaries to work for any other person, entity, or business; provided, that the foregoing shall not preclude the recruitment or solicitation, or hiring or engagement, of an individual who responds to a general public advertisement not directed at employees or contractors of the Company or its subsidiaries.
12.    Prior Employment. By accepting the terms of this agreement, you are representing and warranting to the Company that you are under no contractual commitments inconsistent with your proposed obligations to the Company.
13.    Code of Conduct. You will be given a Company code of conduct when you commence employment or shortly thereafter. This code of conduct will contain the Company’s policies regarding employee review, and workplace policies and procedures. This policy requires drug testing for all employees. All employees are expected to abide by this code of conduct.
14.    Period of Employment. Subject to the provisions of this offer letter, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
15.    Outside Activities. While you render services to the Company, you will dedicate your full business time and attention to the business of the Company and will not engage in any other gainful employment, business or activity without the written consent of the Company; provided, that in no event shall this Section 15 prohibit you from performing personal and charitable activities and any other activities approved by the Board of Directors of the Company, so long as such activities do not materially interfere with your duties for the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company.
16.    Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of Florida.

17.    Indemnification; Insurance. You shall be entitled to indemnification, the advancement of expenses and Directors’ and Officers’ insurance to the same extent as similarly-situated executives of the Company.
OPKO Health, Inc. | 4400 Biscayne Boulevard, Miami, FL 33137 | Fax: 305.575.4140 | www.opko.com

This letter, and the Proprietary Information and Inventions Agreement contain all of the terms of your employment with the Company or its subsidiaries and supersede any prior understandings or agreements, whether oral or written, between you and the Company. As required by law, your employment with the Company is also contingent upon you passing your background check and drug test. Your work authorization papers will be transferred to the Company by Modex.
We hope that you find the foregoing terms acceptable and look forward to working with you. You may indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me by May 9, 2022. With your abilities and experience, we know that you will be able to contribute and benefit from the growth of OPKO. If you have any questions, please call me at (305) 575-6015.

Sincerely,

_/s/ Steve Rubin______________

Name: Steve Rubin
Title: Executive Vice President- Administration

ACCEPTED AND AGREED TO:

_/s/ Elias Zerhouni__________________________         _5/9/22____________
SIGNATURE                            DATE
OPKO Health, Inc. | 4400 Biscayne Boulevard, Miami, FL 33137 | Fax: 305.575.4140 | www.opko.com